The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement No. 200 (To Product Supplement No. EQUITY INDICES MITTS-1 dated November 16, 2018, Prospectus Supplement dated January 24, 2018 and Prospectus dated April 27, 2018)	Subject to Completion Preliminary Pricing Supplement dated December 11, 2018	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-221324

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	December , 2018 December , 2018 December , 2021
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Market Index Target-Term Securities® Linked to an International Equity Index Basket

■

Maturity of approximately three years

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100% participation in increases in the Basket, subject to a capped return of [40% to 60%]

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The Basket will be comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index, and the Hang Seng® Index. The EURO STOXX 50® Index will be given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 7.50% and the Hang Seng® Index will be given an initial weight of 5.00%

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If the Basket is flat or decreases, payment at maturity will be the principal amount

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All payments occur at maturity and are subject to the credit risk of Wells Fargo & Company; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

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No periodic interest payments or dividends

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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

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Limited secondary market liquidity, with no exchange listing; intended to be held to maturity

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The notes are unsecured obligations of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction

The notes are being issued by Wells Fargo & Company (“Wells Fargo”). The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.27 and $9.47 per unit, which is less than the public offering price listed below. The range for the initial estimated value of the notes is based on the estimated value of the notes determined for us as of the date of this term sheet by Wells Fargo Securities, LLC using its proprietary pricing models. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-32 of this term sheet for additional information.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.225	$
Proceeds, before expenses, to Wells Fargo	$ 9.775	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.175 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

December , 2018

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Summary

The Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021 (the “notes”) are our senior unsecured debt securities. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Wells Fargo. The notes provide you with 100% participation in increases in the Market Measure, which is the international equity index basket described below (the “Basket”), subject to a cap. If the Basket decreases, you will receive only the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” and “The Basket” below.

The Basket will be comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng® Index (each, a “Basket Component”). On the pricing date, the EURO STOXX 50® Index will be given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 7.50% and the Hang Seng® Index will be given an initial weight of 5.00%.

The public offering price of each note of $10 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (a) the underwriting discount, (b) the projected profit that our hedge counterparty (which may be MLPF&S or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (c) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The initial estimated value of the notes as of the pricing date will be set forth in the final term sheet made available to investors in the notes.

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the range for the initial estimated value of the notes set forth on the cover page of this term sheet, based on its proprietary pricing models. The range for the initial estimated value reflects terms that are not yet fixed, as well as uncertainty about market conditions and other relevant factors as of the pricing date. In no event will the estimated value of the notes on the pricing date be less than the bottom of the range. Based on WFS’s proprietary pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-32 of this term sheet.

Market Index Target-Term Securities	TS-2

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Terms of the Notes		Redemption Amount Determination
Issuer:	Wells Fargo & Company (“Wells Fargo”)

On the maturity date, you will receive a cash payment per unit determined as follows:

You will receive the Minimum Redemption Amount per unit of $10.00

(The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Principal Amount:	$10.00 per unit
Term:	Approximately three years
Market Measure:	An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the Hang Seng® Index (Bloomberg symbol: “HSI”). Each Basket Component is a price return index.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The average of the values of the Market Measure on each calculation day occurring during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-10 and “Description of MITTS—Basket Market Measures” beginning on page PS-21 of product supplement EQUITY INDICES MITTS-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY INDICES MITTS-1.
Minimum Redemption Amount:	$10.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100%
Capped Value:	[$14.00 to $16.00] per unit, which represents a return of [40.00% to 60.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, which will be set forth in the final pricing supplement.
Fees and Charges:	The underwriting discount of $0.225 per unit listed on the cover page and the hedging-related charge of $0.075 per unit. See “Structuring the Notes” on page TS-32.
Joint Calculation Agents:	WFS and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Market Index Target-Term Securities	TS-3

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The terms and risks of the notes are contained in this term sheet and in the following:

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Product supplement EQUITY INDICES MITTS-1 dated November 16, 2018:
https://www.sec.gov/Archives/edgar/data/72971/000138713118006309/wfc-424b2_111618.htm

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Prospectus supplement dated January 24, 2018:
https://www.sec.gov/Archives/edgar/data/72971/000119312518018256/d466041d424b2.htm

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Prospectus dated April 27, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518136909/d557983d424b2.htm

When you read the accompanying prospectus supplement, note that all references to the prospectus dated November 3, 2017, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2018 or to the corresponding sections of such prospectus, as applicable.

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, together with this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Wells Fargo.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

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You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

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You accept that the return on the notes will be zero if the value of the Basket does not increase from the Starting Value to the Ending Value.

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You accept that the return on the notes will be capped.

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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

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You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

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You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our assumed funding rate and fees and charges on the notes.

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You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

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You seek a guaranteed return beyond the Minimum Redemption Amount.

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You seek an uncapped return on your investment.

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You seek interest payments or other current income on your investment.

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You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

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You seek an investment for which there will be a liquid secondary market or you are unwilling to hold the notes to maturity.

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You are unwilling to accept the credit risk of Wells Fargo or unwilling to obtain exposure to the Basket through an investment in the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market Index Target-Term Securities	TS-4

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Market Index Target-Term Securities

This graph reflects the returns on the notes, based on the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 and a hypothetical Capped Value of $15.00 (the midpoint of the Capped Value range of [$14.00 to $16.00]). The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a Starting Value of 100, the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 per unit, a hypothetical Capped Value of $15.00 per unit (the midpoint of the Capped Value range of [$14.00 to $16.00]) and a hypothetical public offering price of $10.00 per unit. The table and examples illustrate the effect of a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, the actual price you pay for the notes and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$10.00(1)	0.00%
25.00	-75.00%	$10.00	0.00%
50.00	-50.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00(3)	50.00%
160.00	60.00%	$15.00	50.00%
170.00	70.00%	$15.00	50.00%
180.00	80.00%	$15.00	50.00%
190.00	90.00%	$15.00	50.00%

(1)

The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(2)

The Starting Value will be set to 100.00 on the pricing date.

(3)

The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Market Index Target-Term Securities	TS-5

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Redemption Amount Calculation Examples

Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 90.00
= $9.00, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $10.00 per unit

Example 2
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00
= $12.00 Redemption Amount per unit

Example 3
The Ending Value is 190.00, or 190.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 190.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $15.00 per unit

Market Index Target-Term Securities	TS-6

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

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Depending on the performance of the Basket as measured shortly before the maturity date, you may not receive a positive return on your investment. As a result, even if the value of the Basket has increased at certain times during the term of the notes, if the Ending Value is less than the Starting Value, you will not receive any positive return on your notes.

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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.

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Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

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The notes are subject to the credit risk of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Basket Components for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

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Holders of the notes have limited rights of acceleration and such rights may be exercised only in the case of payment defaults that continue for a period of 30 days or certain events of bankruptcy or insolvency, whether involuntary or voluntary.

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Holders of the notes could be at greater risk for being structurally subordinated if we convey, transfer or lease all or substantially all of our assets to one or more of our subsidiaries.

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The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S or other dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a date near the time of calculation that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. Because the reference interest rate is generally higher than the assumed funding rate that is used to determine the economic terms of the notes, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate. WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including, but not limited to, the performance of the Basket; interest rates; volatility of the Basket Components; correlation among the Basket Components; volatility of currency exchange rates; correlation between currency exchange rates and the Basket Components; time remaining to maturity; and dividend yields on the securities included in the Basket Components. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes is not an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of MLPF&S and other dealers, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by MLPF&S or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

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The estimated value of the notes on the pricing date, based on WFS’s proprietary pricing models, will be less than the public offering price. The public offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the underwriting discount, the projected profit that our hedge counterparty (which may be MLPF&S or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

Market Index Target-Term Securities	TS-7

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

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The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed funding rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge), as further described in “Structuring the Notes” on page TS-32. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent the price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions. MLPF&S has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission.

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The notes will be not listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes. None of us, MLPF&S or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in the secondary market. If a secondary market does exist, it may be limited, which may affect the price you receive upon any sale. Consequently, you should be willing to hold the notes until the maturity date.

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If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the notes: value of the Basket at such time; volatility of the Basket Components; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our creditworthiness; and time to maturity.

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Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may affect your return on the notes and their market value and create conflicts of interest with you. Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may adversely affect the value of the Basket and, therefore, adversely affect the market value of and return on the notes and may create conflicts of interest with you. We, the agents, and our respective affiliates may also publish research reports on any Basket Components or one of the companies included in a Basket Component, which may be inconsistent with an investment in the notes and may adversely affect the value of the Basket. For more information about the hedging arrangements related to the notes, see “Structuring the Notes” on page TS-32.

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Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

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You must rely on your own evaluation of the merits of an investment linked to the Basket.

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The index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.

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You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

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While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any company.

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Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

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There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is MLPF&S. As joint calculation agents, we will determine the level of any Basket Component and make any other determination necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “Description of MITTS—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index” in the accompanying product supplement.

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You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity. If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you

Market Index Target-Term Securities	TS-8

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement and the accompanying product supplement entitled “United States Federal Tax Considerations.”

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES MITTS-1.

A “Market Measure Business Day” means a day on which:

(A)

each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)

the Basket Components or any successors thereto are calculated and published.

Market Index Target-Term Securities	TS-9

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of MITTS—Basket Market Measures” beginning on page PS-21 of product supplement EQUITY INDICES MITTS-1.

If December 5, 2018 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	3,150.27	0.01269732	40.00
FTSE® 100 Index	UKX	20.00%	6,921.84	0.00288941	20.00
Nikkei Stock Average Index	NKY	20.00%	21,919.33	0.00091244	20.00
Swiss Market Index	SMI	7.50%	8,939.96	0.00083893	7.50
S&P/ASX 200 Index	AS51	7.50%	5,668.351	0.00132314	7.50
Hang Seng® Index	HSI	5.00%	26,819.68	0.00018643	5.00
				Starting Value	100.00

(1)

The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of MITTS—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-21 of product supplement EQUITY INDICES MITTS-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component.

(2)

These were the closing levels of the Basket Components on December 5, 2018.

(3)

Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on December 5, 2018 and rounded to eight decimal places.

The calculation agents will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of MITTS—Basket Market Measures—Ending Value of the Basket” beginning on page PS-22 of product supplement EQUITY INDICES MITTS-1.

Market Index Target-Term Securities	TS-10

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2008 through December 5, 2018. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Market Index Target-Term Securities	TS-11

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. That information reflects the policies of, and is subject to change by, the applicable index sponsor. The consequences of an index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of MITTS—Discontinuance of an Index” on page PS-20 of product supplement EQUITY INDICES MITTS-1. None of us, the calculation agents, or MLPF&S has independently verified the accuracy or completeness of any information with respect to any Basket Component in connection with the notes, nor accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

In addition, information about the Basket Components may be obtained from other sources including, but not limited to, the applicable index sponsor’s website (including information regarding top ten constituents and their respective weightings, sector weightings and country weights). We are not incorporating by reference into this term sheet any index sponsor’s website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding any Basket Component is accurate or complete.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is calculated, maintained and published by STOXX Limited (“STOXX”), the index sponsor, a wholly owned subsidiary of Deutsche Börse AG. Publication of the SX5E Index began on February 26, 1998, based on an initial index value of 1,000 on December 31, 1991. The SX5E Index is published in The Wall Street Journal and disseminated on STOXX’s website.

The SX5E Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Index Composition

The SX5E Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the EURO STOXX Supersector indexes, which includes stocks selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the SX5E Index. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

Component Selection. The composition of the SX5E Index is reviewed by STOXX annually in September. Within each of the 19 EURO STOXX Supersector indexes, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E Index components are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E Index contains 50 stocks.

Ongoing Maintenance of Component Stocks

The component stocks of the SX5E Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The component stocks of the SX5E Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non-component stock will replace the exiting component stock. The SX5E Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

Market Index Target-Term Securities	TS-12

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the higher buffer on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each component stock that STOXX uses to calculate the SX5E Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E Index’s total free float market capitalization. The free float factor reduces the component stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Calculation of the SX5E Index

The SX5E Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E Index value can be expressed as follows:

Index =	Free-float market capitalization of the SX5E Index
Divisor

The “free-float market capitalization of the SX5E Index” is equal to the sum of the products of the closing price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E Index is being calculated. The component stocks trade in euros and thus, no currency conversion is required. The cap factor limits the weight of a component within the SX5E Index to a maximum of 10%.

The SX5E Index is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)

Special cash dividend

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution.

Adjusted price = closing price – dividend announced by the company * (1 – withholding tax, if applicable)

Divisor: decreases

(2)

Split and reverse split:
Adjusted price = closing price * A/B
New number of shares = old number of shares * B/A
Divisor: no change

(3)

Rights offering:
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases

(4)

Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change

(5)

Stock dividend from treasury stock (if treated as extraordinary dividend):
Adjusted close = close – close * B / (A + B)
Divisor: decreases

(6)

Stock dividend of another company:
Adjusted price = (closing price * A - price of other company * B) / A
Divisor: decreases

Market Index Target-Term Securities	TS-13

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

(7)

Return of capital and share consolidation:
Adjusted price = (closing price – capital return announced by company * (1 – withholding tax)) * A / B
New number of shares = old number of shares * B / A
Divisor: decreases

(8)

Repurchase shares / self tender:
Adjusted price = ((price before tender * old number of shares) – (tender price * number of tendered shares)) / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases

(9)

Spin-off:
Adjusted price = (closing price * A - price of spin-off shares B) / A
Divisor: decreases

(10)

Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:

●

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

●

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A:

o

If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) /
((A + B) * (1 + C / A))
New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
Divisor: increases

o

If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))
New number of shares = old number of shares * ((A + C) * (1 + B / A))
Divisor: increases

o

Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases

(11)

Addition / deletion of a company:
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(12)

Free Float and shares changes:
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

Market Index Target-Term Securities	TS-14

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2008 through December 5, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 5, 2018, the closing level of the SX5E was 3,150.27.

Historical Performance of the SX5E

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

STOXX Limited (“STOXX”) and its licensors (the “Licensors”) have no relationship to Wells Fargo & Company, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not: (i) Sponsor, endorse, sell or promote the notes; (ii) recommend that any person invest in the notes; (iii) have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; (iv) have any responsibility or liability for the administration, management or marketing of the notes; (v) Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about: the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index; the accuracy or completeness of the EURO STOXX 50® Index and its data; the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data.

STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Wells Fargo & Company and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Market Index Target-Term Securities	TS-15

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The FTSE® 100 Index

The FTSE® 100 Index (the “UKX Index”) is an index calculated, published and disseminated by FTSE Russell (“FTSE”), the index sponsor, a wholly owned subsidiary of London Stock Exchange Group plc (the “LSEG”). The UKX Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange (the “LSE”). Publication of the UKX Index began in January 1984.

The UKX Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Composition of the UKX Index

The 100 stocks included in the UKX Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE that were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e. before the application of any investability weightings), is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The UKX Index is overseen and reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Index Steering Committee”) in order to maintain continuity in the level. The Index Steering Committee undertakes the reviews of the UKX Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the UKX Index. The meetings to review the constituents are held on the Wednesday before the first Friday in March, June, September and December. Each review is based on data from the close of business on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules that provide generally for the removal and replacement of a stock from the UKX Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the UKX Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the UKX Index. Where a greater number of companies qualify to be inserted in the index than those qualifying to be deleted, the lowest ranking constituents presently included in the index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the UKX Index but do not pass the liquidity test are excluded. At the next annual review, the companies are re-tested against all eligibility screens.

Calculation of the UKX Index

The UKX Index is calculated by (i) multiplying the per share price of each stock included in the UKX Index by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the UKX Index, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the UKX Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the UKX Index and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire UKX Index than will movements in share prices of companies with relatively smaller market capitalization.

Market Index Target-Term Securities	TS-16

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the UKX in the period from January 1, 2008 through December 5, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 5, 2018, the closing level of the UKX was 6,921.84.

Historical Performance of the UKX

This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We have entered into a non-transferable, non-exclusive license agreement with FTSE providing for the license to us, in exchange for a fee, of the right to use the FTSE® 100 Index in connection with the issuance of the notes.

The license agreement between us and FTSE provides that the following language must be stated in this term sheet:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED OR BY THE LONDON STOCK EXCHANGE Group companies AND NEITHER FTSE, THE lse MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE® 100 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. FTSe® 100 INDEX IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR THE lse SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100® INDEX AND NEITHER FTSE NOR THE lse SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

Market Index Target-Term Securities	TS-17

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The Nikkei Stock Average Index

The Nikkei Stock Average Index, also known as the Nikkei 225 Index, (the “NKY Index”) is a stock index that measures the composite price performance of selected Japanese stocks. The NKY Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of exchange-traded funds, real estate investment trusts, preferred stock or other preferred securities or tracking stocks, are excluded from the NKY Index. The index sponsor of the NKY Index is Nikkei Inc.

All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY Index) be included in the NKY Index. Nikkei Inc. first calculated and published the NKY Index in 1970.

The NKY Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Rules of the Periodic Review

Nikkei Underlying Stocks are reviewed annually (the “periodic review”) in accordance with the following rules, and results of the review are applied on the first trading day in October. Results of the review become effective on the first trading day of October, and there is no limit to the number of Nikkei Underlying Stocks that can be affected. Stocks selected by the procedures outlined below are presented as candidates to a committee comprised of academics and market professionals for comment; based on comments from the committee, Nikkei Inc. determines and announces any changes to the Nikkei Underlying Stocks.

High Liquidity Group

The top 450 most liquid stocks are chosen from the TSE First Section. For purposes of this selection, liquidity is measured by (i) trading volume in the preceding 5-year period and (ii) the magnitude of price fluctuation by volume in the preceding 5-year period. These 450 stocks constitute the “High Liquidity Group” for the review. Those Nikkei Underlying Stocks that are not in the High Liquidity Group are removed. Those stocks that are not currently Nikkei Underlying Stocks but that are in the top 75 of the High Liquidity Group are added.

Sector Balance

The High Liquidity Group is then categorized into the following six sectors: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

●

Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

●

Financials — Banks, Miscellaneous Finance, Securities, Insurance;

●

Consumer Goods — Marine Products, Food, Retail, Services;

●

Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

●

Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

●

Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The “appropriate number” of constituents for each sector is defined to be half the number of stocks in that sector. After the liquidity-based adjustments, discussed above, a rebalancing is conducted if any of the sectors are over- or under-represented. The degree of representation is evaluated by comparing the actual number of constituents in the sector against the appropriate number for that sector.

For over-represented sectors, current constituents in the sector are deleted in the order of liquidity (lowest liquidity first) to correct the overage. For under-represented sectors, non-constituent stocks are added from the High Liquidity Group in the order of liquidity (highest liquidity first) to correct the shortage.

Extraordinary Replacement Rules

Nikkei Underlying Stocks removed from the TSE First Section are deleted from the NKY Index. Reasons for removal from the TSE First Section include: designation as a “security to be delisted” or actual delisting by reason of bankruptcy (including filing under the Corporate Reorganization Act, Civil Rehabilitation Act or liquidation), delisting due to corporate restructuring such as merger, share exchange or share transfer, designation as a “security to be delisted” or actual delisting due to excess debt or transfer to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate

Market Index Target-Term Securities	TS-18

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

for deletion. However, the decision to delete such candidates will be made by examining the sustainability and the probability of delisting in the individual case.

When a Nikkei Underlying Stock is deleted from the NKY Index as outlined in the preceding paragraph, a new Nikkei Underlying Stock will be selected and added, in principle, from the same sector of the High Liquidity Group in order of liquidity. Notwithstanding the foregoing, the following rules may apply depending on the timing and circumstances of the deletion: (i) when such deletion is scheduled close to the periodic review, additional stocks may be selected as part of the periodic review process and (ii) when multiple deletions are scheduled in a season other than the periodic review, additions may be selected using the sector balancing rules outlined above.

Procedures to Implement Constituent Changes

As a general rule, for both the periodic review and the extraordinary replacement rules, additions and deletions are made effective on the same day in order to keep the number of Nikkei Underlying Stocks 225. However, under the circumstances outlined below, when an addition cannot be made on the same day as a deletion, the NKY Index may be calculated with fewer than 225 Nikkei Underlying Stocks. In this case, the divisor is adjusted to ensure continuity.

The first instance when the NKY Index may be calculated with fewer than 225 Nikkei Underlying Stocks is when a Nikkei Underlying Stock is delisted by reason of share exchange or transfer and the succeeding company becomes listed a short period of time later. The second instance is when a Nikkei Underlying Stock is deleted due to a sudden announcement of bankruptcy, or is designated as a “security to be delisted” for the same reason, and there is not sufficient time to add a new Nikkei Underlying Stock in the same day.

Calculation of the NKY Index

The NKY Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY Index immediately after such change) will equal the level of the NKY Index immediately prior to the change.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, the TSE will close on any normal trading day prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the NKY Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY Index, and these limitations, in turn, may adversely affect the value of the notes.

Market Index Target-Term Securities	TS-19

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the NKY in the period from January 1, 2008 through December 5, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 5, 2018, the closing level of the NKY was 21,919.33.

Historical Performance of the NKY

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We expect to enter into a non-transferable, non-exclusive license agreement with Nikkei Inc. providing for the license to us, in exchange for a fee, of the right to use the NKY Index in connection with the issuance of the notes.

The license agreement between us and Nikkei Inc. provides that the following language must be stated in this term sheet:

“The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY Index or the figure as which the NKY Index stands at any particular day or otherwise. The NKY Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the NKY Index and Nikkei Inc. shall not be under any obligation to advise any person, including a purchase or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the NKY Index and is under no obligation to continue the calculation, publication and dissemination of the NKY Index.”

Market Index Target-Term Securities	TS-20

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The Swiss Market Index

The Swiss Market Index (the “SMI”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI was standardized on June 30, 1988 with an initial baseline value of 1,500 points. SIX Swiss Exchange Ltd (“SSE”) is the index sponsor of the SMI.

The SMI does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Composition of the SMI

The SMI is composed of the most highly capitalized and liquid stocks of the Swiss Performance Index® (“SPI”). The SMI represents approximately 85% of the free-float market capitalization of the Swiss equity market. The SMI is recalculated every time a new transaction is made for a stock included in the SMI. The shortest interval is one second.

The SMI is composed of the 20 highest ranked securities of the SPI, where the ranking of each security is determined by a combination of the following criteria:

●

average free-float market capitalization (compared to the capitalization of the entire SPI); and

●

cumulated on order book turnover (compared to the total turnover of the SPI).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is admitted to the SMI if it ranks 18 or better in the selection list. A security is excluded from the SMI if it ranked 23 or lower in the selection list. A share ranked 19 or 20 is admitted only if a share included in the SMI meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place. A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the SMI maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

The securities included in the SMI are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Neither conditional nor approved capital is counted as issued and outstanding equity capital.

The free float is calculated on the basis of listed shares only. Where a company has different categories of listed participation rights, these are considered separately for the purposes of calculating the SMI. In principle, shares that have been reported to the SSE by a person or group of persons whose shareholding has exceeded the relevant threshold values under Article 20 of the Swiss Federal Act on Stock Exchanges and Securities Trading (“SESTA”) are deemed to be shares in fixed ownership. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SSE may use sources in addition to the reports pursuant to SESTA to calculate shares in fixed ownership. In particular, the SSE may use data gained from issuer surveys that it conducts itself.

Exceptions: custodian nominees; trustee companies; investment funds; pension funds; and investment companies.

The SSE classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.

Ordinary Adjustment of Shares

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year:

Market Index Target-Term Securities	TS-21

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

the third Friday in March, the third Friday in June, the third Friday in September and the third Friday in December (in each case, after the close of trading).

The SSE may conduct a capital survey among issuers in order to obtain the required data.

The announcement of the provisional new stocks occurs at least one month before the adjustment date. The SSE reserves the right to take account of recent changes before the adjustment date, so the definite new stocks are announced only five trading days before the adjustment date.

Extraordinary Adjustment of the Number of Shares

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding stocks or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5%, respectively, and is in conjunction with a corporate action. After a takeover, the SSE may, in exceptional cases, adjust the free float of the company in question upon publication of the end result. A five-day notification period applies. At the same time, the SSE may exclude the stock from the relevant index family.

Where an insolvency has been announced, an extraordinary adjustment will be made and an exclusion from the indices, taking into account a notification period of 5 trading days.

The foregoing notwithstanding, the SSE reserves the right to make the adjustments described above without observing the relevant notification periods.

If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than ten percentage points.

Calculation of the SMI

The SMI is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the SMI by a divisor:

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the SMI; pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free float for security i on day t; and rs is the current CHF exchange rate at time s.

The divisor is a technical number used to calculate the SMI. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect.

In calculating the SMI, the last-paid price is taken into account. If no price has been paid on the day of calculation, the previous day’s price is used. Only the prices achieved via the electronic order book of the SSE are used.

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SSE. Since the opening phase usually causes strong price fluctuations, the SMI is first calculated two minutes after the start of on order book trading. This index level is called the “open.” A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI are established.

Dividend Payments

Regular cash dividend payments do not result in adjustments to the divisor. Dividends are, however, fully taken account of in performance indices. Repayments of capital through the reduction of a share’s par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor). Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor. Share dividends are not treated like ordinary dividend payments. The increase in the number of shares is offset by the lower price of the shares on the ex-date. The capitalization does not change in total and the divisor is not adjusted. At variance to the treatment of dividends and other distributions in extraordinary situations, SSE reserves the right in justifiable instances to diverge from those provisions. Dividend payments are always treated as gross amounts, including the withholding tax portion.

Market Index Target-Term Securities	TS-22

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the SMI in the period from January 1, 2008 through December 5, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 5, 2018, the closing level of the SMI was 8,939.96.

Historical Performance of the SMI

This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

“SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to Wells Fargo & Company, other than the licensing of the Swiss Market Index (SMI®) and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not: sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes; have any responsibility or liability for the administration, management or marketing of the notes; consider the needs of the notes or the owners of the notes in determining, composing or calculating the Swiss Market Index (SMI®) or have any obligation to do so.SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for: the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Swiss Market Index (SMI®) and the data included in the Swiss Market Index (SMI®); the accuracy, timeliness, and completeness of the Swiss Market Index (SMI®) and its data; the merchantability and the fitness for a particular purpose or use of the Swiss Market Index (SMI®) and its data; the performance of the notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data. Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur. The licensing Agreement between the Wells Fargo & Company and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the Swiss Market Index (SMI®) or any other third parties.”

Market Index Target-Term Securities	TS-23

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization. S&P Dow Jones Indices LLC (“S&P Dow Jones”) is the index sponsor of the S&P/ASX 200 Index.

The S&P/ASX 200 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Composition of the S&P/ASX 200 Index

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The index committee of the S&P/ASX 200 Index aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

The criteria for index additions include, but are not limited to:

●

Listing. Only securities listed on the ASX are considered for inclusion in the S&P/ASX 200 Index;

●

Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

●

Liquidity. Only securities that are regularly traded are eligible for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

●

Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

●

Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 constituents in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the S&P/ASX 200 Index.

●

Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the S&P/ASX 200 Index. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies (LICs) that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the S&P/ASX 200 Index is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering is added to the S&P/ASX 200 only when an appropriate vacancy occurs and is subject to proven liquidity for at least two months. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion. An index constituent that appears to violate criteria for addition to the S&P/ASX 200 Index will not be deleted unless ongoing conditions warrant an index change. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the S&P/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the S&P/ASX 200 Index at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Market Index Target-Term Securities	TS-24

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Rebalancing. Rebalancing of the S&P/ASX 200 Index series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly.

Frequency. The S&P/ASX 200 Index constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Buffers. In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the S&P/ASX 200 Index. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

Addition	Rank Buffer for Deletion
179th or higher	221st or lower

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the S&P/ASX 200 Index. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000).An update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million Australian dollars. Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

●

Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

●

Rights issues, bonus issues and other major corporate actions; and

●

Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three business days prior to the implementation date.

Calculation of the S&P/ASX 200 Index

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology so that the level of the S&P/ASX 200 Index reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

Investable Weight Factor (IWF).A stock’s weight in the S&P/ASX 200 Index is determined by the float-adjusted market capitalization of the stock. This is a function of current index shares, the latest available stock price and the IWF. The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the S&P/ASX 200 Index value is the quotient of the total available market capitalization of its constituents and its divisor. Continuity in the S&P/ASX 200 Index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the S&P/ASX 200 Index, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the S&P/ASX 200 Index value at an instant just prior to a change in base capital equals the S&P/ASX 200 Index value at an instant immediately following that change.

Corporate Action Adjustment

The table below summarizes the types of index maintenance adjustments upon various corporate actions and indicate whether or not a divisor adjustment is required.

Market Index Target-Term Securities	TS-25

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Type of Corporate Action	Index Treatment	Divisor Adjustment
Special cash dividend	Price adjustment needed	Yes
Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No
Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes
Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes
Reverse Split	Adjustment for price and shares	No
Rights offering	Adjustment for price and shares	Yes
Rights offering for a new line	Adjustment for price	Yes
New share issuance	Adjustment for shares	Yes
Reduction of capital	Share adjustment	Yes
New addition to index	Share adjustment	Yes
Deletion from index	Share adjustment	Yes
Merger (acquisition by index company for stock)	Share increase	Yes

Spin-offs. A spun-off company is added to the parent company at a zero price on the ex-date. Should the spun-off company not be considered eligible for the S&P/ASX 200 Index when added to it on the basis of its float-adjusted market capitalization then it will be removed from the index after at least one day of regular way trading.

Index Governance

Each of S&P Dow Jones’ global indices is the responsibility of an index committee that monitors overall policy guidelines and methodologies, as well as additions to and deletions from these indices. S&P Dow Jones chairs the S&P/ASX Index Committee, which is composed of five members representing both S&P Dow Jones and the ASX.

Decisions made by the index committee include all matters relating to index construction and maintenance. The index committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the index committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The index committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

Market Index Target-Term Securities	TS-26

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the AS51 in the period from January 1, 2008 through December 5, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 5, 2018, the closing level of the AS51 was 5,668.351.

Historical Performance of the AS51

This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and S&P Dow Jones have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the S&P/ASX 200 Index in connection with the issuance of the notes.

The license agreement between us and S&P Dow Jones provides that the following language must be stated in this note:

“The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P Dow Jones’ and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the S&P/ASX 200 Index which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to Wells Fargo & Company or the notes. S&P Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

Market Index Target-Term Securities	TS-27

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The Hang Seng® Index

The Hang Seng® Index (the “HSI Index”) is a free float adjusted market capitalization weighted index of selection of companies from The Stock Exchange of Hong Kong Ltd. (the “HKSE”). The components of the index are divided into four sub-indices: commerce and industry, finance, utilities, and properties. The index was developed with a base level of 100 as of July 31, 1964 and is designed to be an indicator of the performance of the Hong Kong stock market. Hang Seng Indexes Company Limited (formerly HSI Services Limited) is the index sponsor of the HSI Index.

The HSI Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Standards for Listing and Maintenance

Only companies with a primary listing on the main board of the HKSE are eligible as constituents of the HSI Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the HSI Index only if the company has no unlisted share capital.

To be eligible for selection, a company:

●

must be among those companies that constitute the top 90% of the total market capitalization of all eligible shares listed on the HKSE (market capitalization is expressed as an average of the past 12 months);

●

must be among those companies that constitute the top 90% of the total turnover of all eligible shares listed on the HKSE (turnover is aggregated and individually assessed for eight quarterly sub-periods over the past 24 months); and

●

should normally have a listing history of at least 24 months on the HKSE or meet the requirements of the following guidelines: for newly listed large-cap stocks, the minimum listing time required for inclusion in the stock universe for the HSI Index review is as follows:

Average Market Capitalization Ranking at Time of Review	Minimum Listing History
Top 5	3 Months
6-15	6 Months
16-20	12 Months
21-25	18 Months
Below 25	24 Months

Companies meeting all eligibility requirements will be considered for inclusion and their candidacy will be assessed on the following criteria:

●

the market value and turnover ranking of the company;

●

the representation of the sub-sectors within the HSI Index directly reflecting that of the market; and

●

the financial performance of the company.

The number of constituents is fixed at 50.

Whether to remove a suspended constituent from the HSI Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the HSI Index, its last traded price may be adjusted down to the system lowest price, i.e. $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

Calculation of the HSI Index

The HSI Index is calculated using a free float adjusted market capitalization weighted methodology with a 10% cap on individual stock weightings.

Market Index Target-Term Securities	TS-28

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The formula for the index calculation is shown below:

current index	=	current aggregate free float adjusted market capitalization of constituents	×	yesterday’s closing index
yesterday’s aggregate free float adjusted market capitalization of constituents

=	Σ(Pt × IS × FAF × CF)	×	yesterday’s closing index
Σ(Pt-1 × IS × FAF × CF)

where:

Pt

: current price at day t;

Pt-1

: closing price at day t-1;

IS

: number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF

: free float adjusted factor, which is between 0 and 1; and

CF

: capping factor, which is between 0 and 1.

Free float Adjustments. Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement). Lock-up shares with trading restrictions are classified as non-free float, regardless of the shareholding percentage.

The free float adjusted factor represents the proportion of shares that is free floated as a percentage of the issued shares. The free float adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%. For companies with more than one class of shares, the free float adjusted factor is calculated separately for each class of shares.

Cap Factor. A cap factor (“CF”) is calculated quarterly, such that no individual constituent in an index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing. The update of the issued shares, adjustment of the free float adjusted factor and calculation of the cap factor are undertaken quarterly. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float adjusted factor is substantially different from the production data.

Market Index Target-Term Securities	TS-29

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the HSI in the period from January 1, 2008 through December 5, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 5, 2018, the closing level of the HSI was 26,819.68.

Historical Performance of the HSI

This historical data on the HSI is not necessarily indicative of the future performance of the HSI or what the value of the notes may be. Any historical upward or downward trend in the level of the HSI during any period set forth above is not an indication that the level of the HSI is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We have entered into an agreement with Hang Seng® Indexes Company Limited providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the HSI Index, which is owned and published by Hang Seng® Indexes Company, in connection with certain securities, including the notes.

The license agreement provides that the following information must be set forth in this term sheet:

The HSI Index is published and compiled by Hang Seng® Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the HSI Index are proprietary to Hang Seng Data Services Limited. Hang Seng® Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSI Index by us in connection with the notes, BUT NEITHER HANG SENG® INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HSI INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSI INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the HSI Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng® Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG® INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SANG INDEX BY US IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG® INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HSI INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG® INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng® Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng® Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Market Index Target-Term Securities	TS-30

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S has informed us of the information in the following paragraph. The current business of MLPF&S is being reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer, BofAML Securities, Inc. (“BofAMLS”). BofAMLS will be the new legal entity for the institutional services that are now provided by MLPF&S. MLPF&S will be assigning its rights and obligations as selling agent for the notes under our distribution agreement to BofAMLS effective on the “Transfer Date”. Accordingly, if the pricing date of the notes occurs on or after the Transfer Date, BofAMLS will be responsible for the pricing of the notes. If the settlement date of the notes occurs on or after the Transfer Date, BofAMLS will, subject to the terms and conditions of the distribution agreement, purchase the notes from us as principal on the settlement date. MLPF&S will in turn purchase the notes from BofAMLS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us that it or its affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Wells Fargo or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●

the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●

a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●

a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market Index Target-Term Securities	TS-31

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. Because of the higher issuance, operational and ongoing management costs of market-linked notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences, the assumed funding rate we use in pricing market-linked notes is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations. This relatively lower assumed funding rate, which is reflected in the economic terms of the notes, along with other costs relating to selling, structuring, hedging and issuing the notes, results in the initial estimated value of the notes on the pricing date being less than the public offering price. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Redemption Amount payable at maturity will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—General Risks Relating to MITTS” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES MITTS-1.

MLPF&S Reorganization

MLPF&S has informed us of the information in the following paragraph. As discussed above under “Supplement to the Plan of Distribution”, the current business of MLPF&S is being reorganized into two affiliated broker-dealers. Effective on the Transfer Date, BofAMLS will be the new legal entity for the institutional services that are now provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as selling agent for the notes, acting as joint calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes and entering into hedging arrangements with respect to the notes, are expected to be provided by BofAMLS. Accordingly, references to MLPF&S in this term sheet as such references relate to MLPF&S’s institutional services, such as those described above, should be read as references to BofAMLS to the extent these services are to be performed on or after the Transfer Date.

Market Index Target-Term Securities	TS-32

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders,” and the remaining discussion is based on this treatment. If you are a U.S. holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

If the notes were priced on December 7, 2018, the “comparable yield” for the notes would be a rate of 2.7400% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $10.842 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.

The following table states the amount of original issue discount (“OID”) (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2018	$0.002	$0.002
January 1, 2019 through June 30, 2019	$0.137	$0.139
July 1, 2019 through December 31, 2019	$0.139	$0.277
January 1, 2020 through June 30, 2020	$0.141	$0.418
July 1, 2020 through December 31, 2020	$0.143	$0.561
January 1, 2021 through June 30, 2021	$0.145	$0.706
July 1, 2021 through the Maturity Date	$0.136	$0.842

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussion in the product supplement under “United States Federal Tax Considerations” and the discussions below regarding Section 871(m) and “FATCA,” if you are a non-U.S. holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to non-U.S. holders of the notes.

Market Index Target-Term Securities	TS-33

Market Index Target-Term Securities® Linked to an International Equity Index Basket, due December , 2021

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“underlying securities”) or indices that include underlying securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any underlying security and, therefore, should not be specified securities subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes and it is possible that the notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the notes are not subject to Section 871(m) is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to an underlying security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event Section 871(m) withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of amounts treated as interest (including OID) on the notes and, after 2018, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Index Target-Term Securities	TS-34

Annex

Market Index Target-Term Securities® (MITTS®)

	MITTS® Linked to an International Equity Index Basket	This graph reflects the hypothetical return on the notes, based on the mid-point of the range(s) set forth in the table to the left. This graph has been prepared for purposes of illustration only.
Issuer	Wells Fargo & Company (“Wells Fargo”)
Principal Amount	$10.00 per unit
Term	Approximately three years
Market Measure	An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index® (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the Hang Seng® Index (Bloomberg symbol: “HSI”). The EURO STOXX 50® Index will be given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 7.50% and the Hang Seng Index will be given an initial weight of 5.00%
Payout Profile at Maturity	● 100% participation in increases in the Market Measure, subject to the Capped Value ● If the Market Measure decreases, payment at maturity will be the Minimum Redemption Amount
Capped Value	[$14.00 to $16.00] per unit, a [40.00% to 60.00%] return over the principal amount, to be determined on the pricing date.
Participation Rate	100%
Minimum Redemption Amount	$10.00 per unit
Interest Payments	None
Preliminary Offering Documents
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●

Depending on the performance of the Market Measure as measured from the closing level of the Market Measure on the pricing date to the average of the closing levels of the Market Measure on five scheduled calculation days occurring shortly before the maturity date, you may not receive a positive return on your investment.

●

Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

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Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.

●

All payments on the securities are subject to the credit risk of Wells Fargo; if Wells Fargo defaults on its obligations, you could lose some or all of your investment.

●

Holders have limited rights of acceleration and could be at greater risk for being structurally subordinated.

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The initial estimated value of the notes as of the pricing date will be less than the public offering price as the public offering price includes certain costs that are borne by you including an underwriting discount and a hedging related charge; the estimated value of the notes is determined by the issuer’s affiliate’s pricing models, which may differ from those of MLPF&S or other dealers; and the initial estimated value does not represent the price at which the issuer, MLPF&S or any of their respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.

●

If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●

You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

●

Changes in the value of one of the Basket Components may be offset by changes in the value of the other Basket Components.

●

The index sponsors may adjust the Basket Components in a way that affects its level, and has no obligation to consider your interests.

●

While the issuer, MLPF&S or their respective affiliates may from time to time own securities of companies included in the Basket Components, the issuer, MLPF&S and their respective affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any company.

●

Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities in the Basket Components during the term of your notes, although the value of the Basket Components may be adversely affected by general exchange rate movements in the market.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks, tax disclosure and more information about the initial estimated value.